                                                                    Exhibit 3.11

                     BERTUCCI'S OF ANNE ARUNDEL COUNTY, INC.
                            ARTICLES OF INCORPORATION

          FIRST: I, Nicholas J. Kallis, whose post office address is 301 John Kallis Lane, Stevensville, Maryland 21666, being at least eighteen (18) years of age, hereby form a corporation under and by virtue of the General Laws of the State of Maryland.

          SECOND: The name of the corporation (which is hereafter referred to as the "Corporation") is BERTUCCI'S OF ANNE ARUNDEL COUNTY, INC.

          THIRD: The purposes for which the Corporation is formed are:

          (1) To engage in the restaurant, catering, and food service business, and

          (2) To do anything permitted by Section 2-103 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended from time to time.

          FOURTH: The post office address of the principal office of the Corporation in this State is 2207 Forest Drive, Annapolis, Maryland 21401. The name and post office address of the Resident Agent of the Corporation in this State is Nicholas J. Kallis, 301 John Kallis Lane, Stevensville, Maryland 21666. Said Resident Agent is an individual actually residing in this State.

          FIFTH: The total number of shares of capital stock which the Corporation has authority to issue is Five Thousand (5,000) shares of common stock, without par value.

          SIXTH: The number of Directors of the Corporation shall be two (2), which number may be increased or decreased pursuant to the By-Laws of the Corporation, but shall never be less than three, provided that:

          (1) If there is no stock outstanding, the number of directors may be less than three but not less than one; and

          (2) If there is stock outstanding and so long as there are less than three stockholders, the number of directors may be less than three but not less than the number of stockholders.

          The names of the directors who shall act until the first annual meeting or until their successors are duly chosen and qualified are:

                                 JOSEPH CRUGNALE
                                NORMAN S. MALLETT

          SEVENTH: The following provisions are hereby adopted for the purpose of defining, limiting and regulating the powers of the Corporation and of the directors and stockholders:

          (1) The Board of Directors of the Corporation is hereby empowered to authorize the issuance from time to time of shares of its stock of any class, whether now or hereafter authorized, or securities convertible into shares of its stock of any class or classes, whether now or hereafter authorized.

          (2) The Board of Directors of the Corporation may classify or reclassify any unissued shares by fixing or altering in any one or more respects, from time to time before issuance of such shares, the preferences, rights, voting powers, restrictions and qualifications of, the dividends on, the times and prices of redemption of, and the conversion rights of, such shares.

          The enumeration and definition of a particular power of the Board of Directors included in the foregoing shall in no way be limited or restricted by reference to or interference from the terms of any other clause of this or any other article of the Charter of the Corporation, or construed as or deemed by inference or otherwise in any manner to exclude or limit any powers conferred upon the Board of Directors under the General Laws of the State of Maryland now or hereafter in force.

          EIGHTH: Except as may otherwise be provided by the Board of Directors of the Corporation, no holder of any shares of the stock of the Corporation shall have any pre-emptive right to purchase, subscribe for, or otherwise acquire any shares of stock of the Corporation of any class now or hereafter authorized, or any securities exchangeable for or convertible into such shares, or any warrants or other instruments evidencing rights or options to subscribe for, purchase or otherwise acquire such shares.

          NINTH: (1) As used in this Article NINTH, any word or words that are defined in Section 2-418 of the Corporations and Associations Article of the Annotated Code of Maryland (the "Indemnification Section"), as amended from time to time, shall have the same meaning as provided in the Indemnification Section.

          (2) The Corporation shall indemnify a present or former director or officer of the Corporation in connection with a proceeding to the fullest extent permitted by and in accordance with the Indemnification Section.

          (3) With respect to any corporate representative other than a present or former director of officer, the Corporation may indemnify such corporate representative in connection with a proceeding to the fullest extent permitted by and in accordance with the Indemnification Section; provided, however, that to the extent a corporation representative other than a present or former director or officer successfully defends on the merits or otherwise any proceeding referred to in subsections (b) or (c) of the Indemnification Section or any claim, issue or matter raised in such proceeding, the Corporation shall not indemnify such corporate representative other than a present or former director or officer under the Indemnification Section unless and until it shall have been determined and authorized in the specific case by (i) an affirmative vote at a duly constituted meeting of a majority of the Board of Directors who were not parties to the proceeding; or (ii) an affirmative vote, at a duly constituted meeting of a majority of all the votes cast by stockholders who were not parties to the proceeding, that indemnification of such corporate representative other than a present or former director or officer is proper in the circumstances.

          IN WITNESS WHEREOF, I have signed these Articles of Incorporation this 23rd day of February 1993, and I acknowledge the same to be my act.



                                         /S/ NICHOLAS J. KALLIS
                                         Nicholas J. Kallis